Exhibit 10.15

July 26, 2022

Fabio Cataldi 53 Preston Pl.

Beverly, MA 01915

Re: Offer of Employment

Dear Fabio,

We are pleased to offer you employment with Landos Biopharma, Inc. (the “Company”), beginning on September 5, 2022.

Position

Your initial position will be Executive Vice President & Chief Medical Officer, performing such duties as are normally associated with this position and such duties as are assigned to you from time to time. You will perform your duties under this Agreement principally out of the Company’s executive office, once determined. You will perform your duties under the Agreement principally out of your home office in Beverly, Massachusetts. In addition, you shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

Compensation and Benefits

You will be paid an initial salary of $455,000 on an annualized basis (the “Base Salary”), payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

You will also be eligible for a bonus in the amount of $50,000 (the “Retention Bonus”), subject to standard payroll withholding and deductions, to be advanced in a lump sum on January 1, 2023 provided you are an active employee on such date. You will earn the Retention Bonus by remaining employed by the Company through and including January 1, 2024. In the event that your employment with the Company ends for any reason on or before January 1, 2024, you will be obligated to, and hereby agree to, repay the net, after-tax amount of the Retention Bonus. To the extent permitted by applicable law, you expressly authorize the Company to deduct the amount advanced from any amount otherwise owed to you by the Company and agree to repay any balance owed within thirty (30) days following your employment termination date. You also hereby agree to execute any such separate authorization paperwork necessary to effect such deduction.

You will be eligible to earn a discretionary annual (calendar year) bonus (the “Annual Bonus”) with a target of forty percent (40%) of your then-current Base Salary. For calendar year 2022, your bonus eligibility will be prorated based on the percentage of the year you are employed. Whether any Annual Bonus is awarded will be based upon the Company’s assessment of your performance and the Company’s attainment of goals as set by the Company in its sole discretion. Following the close of each calendar year, the Company will determine in its sole discretion whether it will award you an Annual Bonus, and the amount of any such Annual Bonus. No amount of the Annual Bonus is guaranteed and, in addition to the other conditions for being awarded such compensation, you must be an employee in good standing on the Annual Bonus payment date to be eligible for award of an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings.

Subject to the approval by the Board, the Company anticipates granting you an option to purchase Four Hundred Thousand (400,000) shares of Company common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Plan and your grant agreements, and will include the following vesting schedule: twenty-five percent (25%) of such Option shall vest on the one-year anniversary of the grant date, with the remainder vesting in thirty-six (36) equal monthly installments thereafter, subject to your continued service through each vesting date.

You are also eligible for an annual (calendar year) Long Term Incentive (LTI) grant of an option to purchase up to One Hundred Thirty-five Thousand (135,000) shares of Company common stock at the fair market value as determined by the Company’s Board of Directors (the “Board”) as of the date of grant. For calendar year 2022, your LTI eligibility will be prorated based on the percentage of the year you are employed. Any LTI grant will be governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and your grant agreements, and will include the following vesting schedule: twenty-five percent (25%) of such option shall vest on the one-year anniversary of the grant date, with the remainder vesting in thirty-six (36) equal monthly installments thereafter, subject to your continued service through each vesting date. Whether any Annual LTI grant is awarded will be based upon the Board’s assessment of your performance and the Company’s attainment of goals as set by the Board in its sole discretion. Following the close of each calendar year, the Board will determine in its sole discretion whether it will award you an Annual LTI grant, and the number of shares in any such grant. No amount of the Annual LTI is guaranteed and, in addition to the other conditions for being awarded an LTI grant, you must be an employee in good standing on the grant date to be eligible for an Annual LTI grant.

During your employment, you will be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. A full description of current benefits is available for your review.

Company Policies and Confidential Information

As a Company employee, you will be expected to abide by Company rules, policies, and procedures, as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement (“CIIA”) which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

As a full-time exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Conditions and Complete Agreement

This offer is contingent upon satisfactory clearance of a background check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your CIIA, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

* * * * * *

Please sign and date this letter, and the enclosed CIIA and return them to me by August 2, 2022, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,	ACCEPTED AND AGREED TO:

/s/ Gregory Oakes	/s/ Fabio Cataldi
Gregory Oakes	Fabio Cataldi
Chief Executive Officer	Date: July 27, 2022